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EXHIBIT 12.1


          STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  EXHIBIT 12.1

                                   ETOYS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                      1998               1999             2000
                                                  =========          =========          =========
Pre-tax loss from continuing operations
                                                     $2,267            $28,557          $189,626
Fixed charges:
      Interest expense,
        including amortization of debt
        financing costs                                  15                 47             4,008
      Interest component of rent
        expenses on operating leases                      8                 95               939

Total fixed charges:                                 $   23            $   142          $  4,947
                                                  =========          =========         =========
Ratio of loss to fixed charges                          (a)                (a)               (a)
                                                  =========          =========         =========

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

(a) As a result of the loss incurred for the years ended March 31, 1998, 1999 and 2000, the ratio coverage was less than 1:1 as eToys was unable to cover the indicated fixed charges. eToys must generate additional earnings of $2,267, $28,557, and $189,626 for the years ended March 31, 1998, 1999 and
2000, respectively, to achieve a coverage of 1:1.